Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Announces

Second Quarter 2017 Results

LEAWOOD, KANSAS - (August 4, 2017) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the second quarter ended June 30, 2017.

Highlights for the second quarter ended June 30, 2017, include the following:

•

Total revenues increased 57.4% to $1,202.3 million compared to total revenues of $764.0 million for the quarter ended June 30, 2016. Total revenues in 2017 included approximately $294.9 million of revenues from our international theatres as compared to $1.5 million in the three-month period a year ago, due to the acquisitions of Odeon Cinemas Group (“Odeon”) and Nordic Cinema Group Holding AB (“Nordic”).

•	Admissions revenues increased 58.2% to $761.4 million compared to $481.2 million for the same period a year ago.

•	Food and beverage revenues increased 53.6% to $374.1 million, compared to $243.6 million for the quarter ended June 30, 2016.

•

Net earnings decreased $200.5 million to a net loss of $176.5 million compared to net earnings of $24.0 million for the quarter ended June 30, 2016. Included in the net loss for the second quarter of 2017 is a $202.6 million pre-tax impairment charge related to AMC’s investment in National CineMedia, LLC and National CineMedia, Inc. (NASDAQ: NCMI) (“NCM”).  As previously disclosed on SEC Form 10-Q for the three-month period ended March 31, 2017, because the market value of our investment in NCM further declined significantly below our carrying value, the decline in value is considered other than temporary.   Due to the significant decline in value of the publicly quoted price per share of NCM, Inc., this impairment charge was recorded for all the units and shares owned in NCM.

•

Diluted earnings per share (“diluted EPS”) decreased $1.59 to a loss of $1.35 per share compared to earnings of $0.24 per share for the same period a year ago.  Average diluted shares outstanding in the second quarter of 2017 increased approximately 33.4% compared to the second quarter last year as a result of equity consideration for the Odeon and Carmike Cinemas (“Carmike”) acquisitions completed in 2016 and the successful completion of an equity offering in February 2017.

•

Total Adjusted EBITDA(1) increased 4.8% to $135.8 million compared to $129.6 million for the quarter ended June 30, 2016.  International Adjusted EBITDA for the second quarter grew $21.0 million to $20.8 compared to $(0.2) million a year ago.

“While we strongly believe AMC is well positioned for the future, and are confident in the long term prospects for AMC to drive revenue and earnings growth, we are nonetheless extremely disappointed by AMC's financial and operating results for the second quarter of 2017. They fell well short of expectations, for four primary reasons: (i) a weaker than anticipated industry box office in the U.S., not expected to strengthen until the fourth quarter of 2017, juxtaposed against a favorable industry box office in AMC's European markets; (ii) flat total expenses year-over-year in the United States, but with higher operating expenses absorbing savings in film exhibition costs; (iii) stronger than industry admissions revenue performance at "legacy AMC" theatres but weaker than industry admissions revenue performance at former Carmike theatres; and (iv) a $203 million pre-tax impairment charge related to our investment in National CineMedia, which while theoretically a non-cash charge, ultimately will dampen AMC's cash proceeds whenever those shares are sold,” said Adam Aron, AMC Chief Executive Officer and President. “Our management team has moved to confront these challenges through rigorous reviews to: (i) streamline operating costs and implement revenue enhancement efforts expected to generate at least $30 million in improved EBITDA in 2017, and likely additional EBITDA contributions in 2018; (ii) reduce capital expenditures by $100 million in the latter half of 2017 and an additional $100 million in 2018, through a disciplined approach to cull lesser priority projects; (iii) identify approximately $400 million of non-strategic assets that could be monetized over the next twenty four months, which includes about $200 million from the sale of approximately 30 million of the 38 million NCM shares owned by AMC as agreed with the U.S. Department of Justice; and (iv) secure authority from the AMC Board of Directors to initiate a $100 million share buyback program over the next twenty four months."

Aron added, "We continue to believe that our recliner seat theatre renovations, food and beverage enhancements, and premium large format installations are smart investments to drive attendance, increase revenues and grow earnings for AMC both domestically and in Europe. We recently started recliner seat renovation projects at four theatres in the United Kingdom, and are introducing recliner seating in three new-build U.K. theatres now in construction, expecting to have them all operational before the end of 2017. By the end of 2018, we expect to have completed more than 30 renovated and new-build theatres in Europe featuring recliner seating.  In the United States, we have upgraded our food and beverage offerings at nearly 100 U.S. theatres with our new AMC Feature Fare menus, with hundreds more of our theatres rolling out AMC Feature Fare over the next few months. Currently nearly 260 U.S. theatres are now serving alcohol."

Aron concluded, "Consumer demand to 'go to the movies' was robust as 2017 started out in the first quarter. And just ahead of us is a strong fourth quarter film slate, that creates the opportunity to lessen the angst surrounding box office weakness industry-wide in the second and third quarters of 2017. As a result, we remain optimistic about our ability to deliver meaningful value to our shareholders both for the balance of 2017 and in the years ahead.”

Highlights for the six months ended June 30, 2017 include the following:

•

Total revenues increased 62.3% to $2,483.7 million compared to total revenues of $1,530.0 million for the six months ended June 30, 2016.  Total revenues for 2017 included approximately $584.1 million of revenues from our international theatres as compared to 3.3 million in the six month period a year ago, due to the acquisitions of Odeon and Nordic.

•	Admissions revenues grew 63.8% to $1,578.9 million compared to $963.8 million for the six months ended June 30, 2016.

•	Food and beverage revenues increased 58.2% to $771.7 million, compared to $487.7 million for the six months ended June 30, 2016.

•

Net earnings decreased $220.4 million to a net loss of $168.1 million and diluted earnings per share decreased $1.86 per share to a loss of $1.33 per share compared to net earnings of $52.3 million and net earnings per share of $0.53 per share, respectively, for the six months ended June 30, 2016. Included in the net loss for the six months of 2017 was a $204.5 million pre-tax impairment charge related to the NCM investment.

•

Total Adjusted EBITDA(1) grew 40.1% to $386.9 million compared to $276.1 million for the six months ended June 30, 2016.  International Adjusted EBITDA grew $74.1 million to $74.0 million compared to $(0.1) million in the same period a year ago.

(1) (Reconciliations and definitions of non-GAAP financial measures are provided in the financial schedules accompanying this press release.)

CFO Commentary

Commentary on the quarter by Craig Ramsey, AMC's Executive Vice President and Chief Financial Officer, is available at http://investor.amctheatres.com.

Additional information detailing select unaudited pro forma financial data for the quarter and six months ended June 30, 2016 and June 30, 2017 is included in the second quarter 2017 CFO Commentary.  The select unaudited pro forma data for the periods combines the historical financial data of operations of AMC, Odeon, Carmike and Nordic, giving effect to the acquisitions, financings and theatre divestitures as if they had been completed on January 1, 2016.  The historical consolidated financial information for Odeon and Nordic has been adjusted to comply with U.S. GAAP. The classification of certain items presented by Odeon under U.K. GAAP has been modified in order to align with the presentation used by AMC under U.S. GAAP. The classification of certain items presented by Nordic under IFRS has been modified in order to align with the presentation used by AMC under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts have also been translated to U.S. Dollars. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisitions occurred on the date indicated. Please refer to the August 1, 2017 Form 8-K for additional information on pro forma financial statement adjustments.

Dividend

On April 27, 2017, the Company declared a regular quarterly dividend of $0.20 per share for the quarter ended March 31, 2017, which was paid on June 19, 2017, to shareholders of record on June 5, 2017. The total dividends paid in the second quarter of 2017 were approximately $26.5 million.

On August 3, 2017, the Company declared a regular quarterly dividend of $0.20 per share of for the quarter ended June 30, 2017, payable on September 25, 2017 to stockholders of record on September 11, 2017.

Conference Call / Webcast Information

The Company will host a conference call via webcast for investors and other interested parties beginning at 9:30 a.m. CT/10:30 a.m. ET on Friday, August 4, 2017. To listen to the conference call via the internet, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

Participants may also listen to the call by dialing (877) 407-3982, or (201) 493-6780 for international participants.  An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC (NYSE: AMC) is the largest movie exhibition company in the U.S., in Europe and throughout the world with 1,009 theatres and 11,083 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying more plush power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty program, web site and smart phone apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. AMC operates among the most productive theatres in the United States’ top markets, having the #1 or #2 market share positions in 22 of the

25 largest metropolitan areas of the United States, including the top three markets (NY, LA, Chicago). Through its Odeon subsidiary AMC operates in 14 European countries and is the #1 theatre chain in Estonia, Finland, Italy, Latvia, Lithuania, Spain, Sweden and UK & Ireland. www.amctheatres.com

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com.  We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release windows; international economic, political and other risks; risks and uncertainties relating to AMC’s significant indebtedness; AMC’s ability to execute cost cutting and revenue enhancement initiatives; box office performance throughout the remainder of 2017; additional impairment related to AMC’s NCM investment; limitations on the availability of capital; risks relating to AMC’s inability to achieve the expected benefits and performance from its recent acquisitions; AMC’s ability to comply with a settlement it entered into with the U.S. Department of Justice pursuant to which it agreed to divest theatres and divest holdings in National CineMedia, LLC; AMC’s ability to refinance its indebtedness on favorable terms; optimizing AMC’s theatre circuit through construction and the transformation of its existing theatres may be subject to delay and unanticipated costs; failures, unavailability or security breaches of AMC’s information systems; risks relating to impairment losses and theatre and other closure charges; AMC’s ability to utilize net operating loss carryforwards to reduce its future tax liability; review by antitrust authorities in connection with acquisition opportunities; risks relating to unexpected costs or unknown liabilities relating to recently completed acquisitions; risks relating to the incurrence of legal liability; general political, social and economic conditions and risks, trends, uncertainties and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s Annual Report on Form 10-K, filed with the SEC on March 10, 2017, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Fiscal Periods Ended 6/30/17 and 6/30/16

 (dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues
Admissions	$761.4	$481.2	$1,578.9	$963.8
Food and beverage	374.1	243.6	771.7	487.7
Other theatre	66.8	39.2	133.1	78.5
Total revenues	1,202.3	764.0	2,483.7	1,530.0

Operating costs and expenses
Film exhibition costs	379.8	263.0	799.4	525.3
Food and beverage costs	62.1	34.1	121.9	68.1
Operating expense	389.2	200.0	745.6	402.3
Rent	199.8	122.8	390.2	247.4
General and administrative:
Merger, acquisition and transaction costs	11.5	5.6	51.7	10.2
Other	46.2	20.6	80.6	39.1
Depreciation and amortization	133.3	62.3	258.6	122.7
Operating costs and expenses	1,221.9	708.4	2,448.0	1,415.1

Operating income (loss)	(19.6)	55.6	35.7	114.9
Other expense (income):
Other expense (income)	1.0	(0.1)	(1.7)	(0.1)
Interest expense:
Corporate borrowings	59.6	24.9	110.9	49.8
Capital and financing lease obligations	10.3	2.1	21.1	4.3
Equity in (earnings) loss of non-consolidated entities	195.0	(11.9)	197.3	(16.1)
Investment income	0.6	0.2	(5.0)	(9.8)
Total other expense	266.5	15.2	322.6	28.1

Earnings (loss) before income taxes	(286.1)	40.4	(286.9)	86.8
Income tax provision (benefit)	(109.6)	16.4	(118.8)	34.5
Net Earnings (loss)	$(176.5)	$24.0	$(168.1)	$52.3

Diluted earnings per share	$(1.35)	$0.24	$(1.33)	$0.53

Average shares outstanding diluted (in thousands)	131,166	98,304	126,290	98,237

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	June 30,	December 31,
	2017	2016
Cash and equivalents	$127.8	$207.1
Corporate borrowings	4,264.1	3,760.9
Other long-term liabilities	746.6	706.5
Capital and financing lease obligations	670.3	675.4
Stockholders' equity	2,476.7	2,009.6
Total assets	9,811.7	8,641.8

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Consolidated	2017	2016	2017	2016
Net cash provided by (used in) operating activities	$(56.2)	$111.1	$109.8	$134.0
Capital expenditures	$(156.7)	$(82.6)	$(318.0)	$(140.3)
Screen additions	23	—	42	12
Screen acquisitions	22	11	705	11
Screen dispositions	219	—	236	38
Construction openings (closures), net	10	(57)	14	(77)
Average screens	10,776	5,282	10,606	5,298
Number of screens operated	11,083	5,334	11,083	5,334
Number of theatres operated	1,009	386	1,009	386
Screens per theatre	11.0	13.8	11.0	13.8
Attendance (in thousands)	81,636	49,996	174,990	101,241

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	57,949	49,871	124,772	100,966
International markets	23,687	125	50,218	275
Consolidated	81,636	49,996	174,990	101,241

Average ticket price (in dollars):
U.S. markets	$9.76	$9.63	$9.49	$9.52
International markets	$8.28	$8.00	$7.85	$7.64
Consolidated	$9.33	$9.62	$9.02	$9.52

Food and beverage revenues per patron (in dollars):
U.S. markets	$5.19	$4.88	$5.02	$4.82
International markets	$3.10	$3.20	$2.89	$3.27
Consolidated	$4.58	$4.87	$4.41	$4.82

Average Screen Count (month end average):
U.S. markets	8,059	5,266	8,111	5,282
International markets	2,717	16	2,495	16
Consolidated	10,776	5,282	10,606	5,298

Segment Information

(unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues
U.S. markets	$907.4	$762.5	$1,899.6	$1,526.7
International markets	294.9	1.5	584.1	3.3
Consolidated	$1,202.3	$764.0	$2,483.7	$1,530.0

Adjusted EBITDA
U.S. markets	$115.0	$129.8	$312.9	$276.2
International markets	20.8	(0.2)	74.0	(0.1)
Consolidated	$135.8	$129.6	$386.9	$276.1

Capital Expenditures
U.S. markets	$139.4	$82.6	$289.7	$140.3
International markets	17.3	—	28.3	—
Consolidated	$156.7	$82.6	$318.0	$140.3

Reconciliation of Adjusted EBITDA:

(dollars in millions)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net earnings	$(176.5)	$24.0	$(168.1)	$52.3
Plus:
Income tax provision (benefit)	(109.6)	16.4	(118.8)	34.5
Interest expense	69.9	27.0	132.0	54.1
Depreciation and amortization	133.3	62.3	258.6	122.7
Certain operating expenses (2)	3.5	3.8	8.8	7.2
Equity in (earnings) losses of non-consolidated entities (3)(4)	195.0	(11.9)	197.3	(16.1)
Cash distributions from non-consolidated entities	2.2	0.6	26.6	18.3
Attributable EBITDA (5)	1.0	—	1.0	—
Investment expense (income)	0.6	0.2	(5.0)	(9.8)
Other income (6)	1.0	(0.1)	(1.2)	(0.1)
General and administrative expense—unallocated:	—		—
Merger, acquisition and transaction costs (7)	11.5	5.6	51.7	10.2
Stock-based compensation expense (8)	3.9	1.7	4.0	2.8
Adjusted EBITDA(1)	$135.8	$129.6	$386.9	$276.1

1)

We present Adjusted EBITDA as a supplemental measure of our performance.  We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.  Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	excludes income tax payments that represent a reduction in cash available to us;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	does not reflect the impact of divestitures that may be required in connection with recently completed acquisitions.

2)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

3)

Equity in (earnings) losses of non-consolidated entities includes an impairment of the Company’s investment in NCM of $202.6 million for the three months ended June 30, 2017 and $204.5 million for the six months ended June 30, 2017. The impairment charge reflects recording our units and shares at the publicly quoted per share price on June 30, 2017 of $7.42 based on the company’s determination that the decline in the price per share during the quarter was other than temporary.

4)

Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received.  We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

5)

Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain international markets.  See below for a reconciliation of our equity earnings of non-consolidated entities to attributable EBITDA.  Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments.   We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.  As these investments relate only to our Nordic acquisition, this represents the first time we have made this adjustment and does not impact prior historical presentations of Adjusted EBITDA.

Reconciliation of Attributable EBITDA (Unaudited)

	Three Months Ended		Six Months Ended
(In millions)	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Equity in (earnings) loss of non-consolidated entities	$195.0	$—	$197.3	$—
Less:
Equity in earnings (loss) of non-consolidated entities excluding international theatre JV's	(194.7)	—	(197.0)	—
Equity in earnings (loss) of International theatre JV's	0.3	—	0.3	—
Depreciation and amortization	0.7	—	0.7	—
Attributable EBITDA	$1.0	$—	$1.0	$—

6)

Other (expense) income for the current year period includes foreign currency transaction gains, fees relating to third party fees paid related to amendment No. 3 to our Senior Secured Credit Agreement, and loss on the redemption of the Bridge Loan Facility.

7)	Merger, acquisition and transition costs are excluded as it is non-operating in nature.

8)	Non-cash or non-recurring expense included in General and Administrative: Other.

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